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Exhibit 3.6

CERTIFICATE OF ELIMINATION
OF
SERIES C-1 JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK
OF
AVANT IMMUNOTHERAPEUTICS. INC.

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

        AVANT Immunotherapeutics, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company's") does hereby certify that the following resolutions respecting Series C-1 Junior Participating Cumulative Preferred Stock were duly adopted by the Corporation's Board of Directors:

          RESOLVED, that no shares of the Company's Series C-1 Junior Participating Cumulative Preferred Stock, par value $0.01 ("Existing C-1 Preferred Stock"), are outstanding and that no shares of the Existing C-1 Preferred Stock will be issued subject to the Certificate of Designations previously filed with respect to the Existing C-1 Preferred Stock; and

          FURTHER RESOLVED, that the Authorized Officers of the Company, be and each of them hereby is, authorized in the name and on behalf of the Company to execute and file with the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions, and any other documents that any of such officers deem necessary, desireable or appropriate, in order to eliminate from the Company's certificate of incorporation all matters set forth in the Certificate of Designations with respect to the Existing C-1 Preferred Stock.

        In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer this 8th day of November, 2004.

AVANT IMMUNOTHERAPEUTICS, INC.
By:	/s/ AVERY W. CATLIN Name: Avery W. Catlin Title: Senior Vice President and Chief Financial Officer

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  Exhibit 3.6
CERTIFICATE OF ELIMINATION OF SERIES C-1 JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK OF AVANT IMMUNOTHERAPEUTICS. INC.